Exhibit 99.1

X4 Pharmaceuticals Announces Reverse Stock Split

BOSTON, Mass., April 24, 2025 – X4 Pharmaceuticals (Nasdaq: XFOR), a company driven to improve the lives of people with rare diseases of the immune system, today announced that its board of directors has determined to effect a one-for-thirty reverse stock split of the company’s Common Stock, par value $0.001 per share.

The reverse stock split will take effect at 12:01 a.m. Eastern Time on April 28, 2025, and the company’s Common Stock will begin trading on a split-adjusted basis on The Nasdaq Capital Market as of the opening of trading on April 28, 2025. The CUSIP number of 98420X202 will be assigned to the company’s Common Stock when the reverse stock split becomes effective.

When the reverse stock split becomes effective, every thirty (30) of the company’s issued shares of Common Stock will be combined into one issued share of Common Stock, without any change to the par value per share. This will reduce the number of outstanding shares of Common Stock from approximately 173.6 million shares to approximately 5.8 million shares.

Proportional adjustments will also be made to the number of shares of Common Stock awarded and available for issuance under the company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the company’s outstanding stock options and other equity securities under the company’s equity incentive plans. All outstanding warrants will also be adjusted in accordance with their terms, which will, among other changes to the warrant terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants, as applicable. The CUSIP number for the company’s Class C warrants will stay the same as the previous CUSIP number, 98420X137.

No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares will automatically be entitled to receive cash in lieu of such fractional share.

Stockholders with shares held in book-entry form or through a bank, broker, or other nominee are not required to take any action and will see the consequence of the reverse stock split reflected in their accounts on or after April 28, 2025. Such beneficial holders may contact their bank, broker, or nominee for more information.

The reverse stock split ratio approved by the board of directors is within the previously disclosed range of ratios for a reverse stock split authorized by the stockholders of the company at the 2025 Special Meeting of Stockholders of the Company held on April 17, 2025.

On August 13, 2024, X4 received a deficiency letter from The Nasdaq Stock Market LLC notifying the company that, for the last 30 consecutive business days, the closing bid price of the company’s Common Stock had not been maintained at the minimum required closing bid price of at least $1.00 per share, as required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2).

In accordance with Nasdaq Listing Rule 5810(c)(3), X4 had 180 calendar days, or until February 10, 2025, to regain compliance with the Bid Price Rule. During such compliance period, if the Common Stock had a closing bid price of $0.10 or less for ten consecutive trading days, Nasdaq would have been entitled to issue a Staff Delisting Determination, with the potential opportunity for the company to appeal such determination.

Subsequently, the company received written notice from Nasdaq indicating that although the company was not in compliance with the Bid Price Rule, Nasdaq determined that the company is eligible for an additional 180 calendar day compliance period, or until August 11, 2025. Nasdaq’s determination was based on the company meeting the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market with the exception of the Bid Price Rule, and the company provided written notice of its confirmation to cure the deficiency during the additional compliance period, by effecting a reverse stock split, if necessary.

X4 believes that the reverse stock split will increase the market price for its Common Stock and cure the deficiency in the Bid Price Rule.

About X4 Pharmaceuticals, Inc.
X4 is delivering progress for patients by developing and commercializing innovative therapies for those with rare diseases of the immune system and significant unmet needs. Leveraging expertise in CXCR4 and immune system biology, X4 has successfully developed mavorixafor, an orally available CXCR4 antagonist that is currently being marketed in the U.S. as XOLREMDI® in its first indication. The company is also evaluating additional uses of mavorixafor and is conducting a global, pivotal Phase 3 clinical trial (4WARD) in people with certain chronic neutropenic disorders. X4 is headquartered in Boston, Massachusetts. For more information, please visit www.x4pharma.com.

Forward-Looking Statements
This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the timing and completion of the reverse stock split, the intended effects of the reverse stock split and the acceptance and implementation of its proposed plan of compliance with Nasdaq continued listing standards. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When X4 discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, X4’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ are set forth in X4’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on March 26, 2025, and the documents incorporated by reference therein. The risks described in X4’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can X4 assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by X4 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. X4 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

X4 Investor Contact:
Daniel Ferry
LifeSci Advisors
daniel@lifesciadvisors.com
(617) 430-7576